EX-99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Equity Funds IV of our reports dated May 20, 2021, relating to the financial statements and financial highlights, which appear in Delaware Healthcare Fund, Delaware Small Cap Growth Fund and Delaware Smid Cap Growth Fund’s Annual Reports on Form N-CSR for the year ended March 31, 2021. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2021